ASSIGNMENT

THIS ASSIGNMENT (this “Assignment”), dated as of March 20, 2014 (the “Effective Date”), is made by and between ANNIE’S, INC., a Delaware corporation (“ANNIE’S”), and ANNIE’S BAKING, LLC, a Delaware limited liability company (“BAKING”). Terms used, but not otherwise defined in this Assignment, shall have the meanings given to them in that certain Agreement of Purchase and Sale dated as of November 5, 2013 among ANNIE’S, Safeway Australia Holdings, Inc. and Safeway, Inc. (the “Purchase Agreement”).

BACKGROUND

A.    The Purchase Agreement sets forth the terms and conditions pursuant to which ANNIE’S will acquire from the Selling Parties, and the Selling Parties will sell to ANNIE’S, certain assets relating to the Selling Parties’ manufacturing activities in Joplin, Missouri.
B.    Among other things, to help facilitate the transactions contemplated by the Purchase Agreement, the Purchase Agreement contemplates that at the Closing ANNIE’S will enter into the Supply Agreement with Safeway, Inc. (or an affiliate thereof) for the purpose of manufacturing and packaging the products set forth in the Product and Pricing Letter dated as of November 5, 2013 by and between ANNIE’S and Lucerne Foods, Inc. (the “Product and Pricing Letter”).
C.    Pursuant to Section 13.13 of the Purchase Agreement, ANNIE’S desires to assign to BAKING, and BAKING desires to assume from ANNIE’S, all of ANNIE’S rights and obligations under the Purchase Agreement (including the obligation to enter into and deliver the Supply Agreement in accordance with the Product and Pricing Letter, but excluding the obligation to enter into and deliver the Transition Services Agreement, which shall remain solely the obligation of ANNIE’S), effective as of the Effective Date.
D.    In addition, ANNIE’S desires to assign to BAKING, and BAKING desires to assume from ANNIE’S, all of ANNIE’S rights and obligations under the Product and Pricing Letter, effective as of the Effective Date.
ASSIGNMENT AND ASSUMPTION

    NOW, THEREFORE, for valuable consideration, the parties hereto intending to be legally bound hereby agree as follows:
1.    Assignment. ANNIE’S hereby assigns and transfers to BAKING all of ANNIE’S right and title to and interest in the Purchase Agreement and the Product and Pricing Letter, in each case effective as of the Effective Date.
2.    Assumption. BAKING hereby accepts the assignment of the Purchase Agreement and the Product and Pricing Letter, and agrees to fully perform, comply with, and assume all of ANNIE’S obligations under the Purchase Agreement (other than the obligation to enter into and deliver the Transition Services Agreement, which shall remain solely the obligation of ANNIE’S) and the Product and Pricing Letter, in each case from and after the Effective Date.
3.    Guaranty of Performance. The assignment to, and assumption by, BAKING of the Purchase Agreement and the Product and Pricing Letter as provided above shall not release ANNIE’S from any of its obligations under such instruments arising either before or after the Effective Date and ANNIE’S will continue to remain primarily liable for the full and timely performance of its obligations under the Purchase Agreement and the Product and Pricing Letter notwithstanding this Assignment.
5.    Governing Law. This Assignment shall be construed and interpreted and the rights of the parties determined in accordance with the laws of the State of California (without regard to the conflicts of law principles thereof or any other jurisdiction).
6.    Counterparts and Effectiveness. This Assignment may be executed in multiple counterparts, each of which shall be deemed to be an original but both of which shall constitute the same instrument. This Assignment shall become effective when each party hereto shall have received counterparts thereof signed and delivered (by telecopy or other electronic means) by the other parties hereto.

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IN WITNESS WHEREOF, the parties have caused this Assignment to be duly executed as of the date first written above.
ANNIE’S, INC.

By: /s/ John Foraker
Name: John Foraker
Title: CEO

ANNIE’S BAKING, LLC

By: /s/ John Foraker
Name: John Foraker
Title: CEO